EXHIBIT 99.1

[SUNOCO LOGO]	NEWS RELEASE
Sunoco, Inc.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298	September 23, 2005
Terry Delaney (investors) 215-977-6106

No. 4042

SUNOCO ANNOUNCES CONTRACT ARBITRATION DECISION

PHILADELPHIA, September 23, 2005 — Sunoco, Inc. (NYSE: SUN) announced that an arbitrator has found Sunoco liable for breaching a phenol supply agreement in an arbitration filed by Honeywell International, Inc. The arbitration concerns the prices charged to Honeywell for phenol produced at Sunoco’s Philadelphia chemical plant during the period July 2003 through the end of 2004.

The arbitration decision assesses damages (including prejudgment interest) of approximately $40 million (after tax) through December 31, 2004, which will be reflected as a charge against Sunoco’s earnings in the third quarter of 2005. Sunoco intends to contest the finding of liability and the determination of damages. The award also includes additional damages for the period January 1, 2005 through April 30, 2005 which have been suspended pending the outcome of a challenge Sunoco has brought in federal district court.

The phenol supply agreement provides for a reopener for pricing on and after January 1, 2005 and sets forth specific standards for determining such pricing. The parties have been unsuccessful in negotiating the post-January 1, 2005 price, and a new price will be determined in a second arbitration to be held before a different arbitrator. Hearings on the second arbitration are scheduled to commence during the second quarter of 2006. Sunoco believes the basis for the post-January 1, 2005 pricing is substantially different from the basis of the award in the first arbitration. However, if the post-January 1, 2005 prices were set in accordance with the formula that was the basis of the damage award in the first arbitration, the after-tax impact on Sunoco’s net income would be approximately $4 million per quarter.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, approximately 4,800 retail sites selling gasoline and convenience items, over 4,300 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. For additional information visit Sunoco’s Web site at www.SunocoInc.com.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, marketing and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in the reliability and efficiency of, the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other similar arrangements with favorable terms; plant construction/repair delays; nonperformance by major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Second Quarter 2005 Form 10-Q filed with the Securities and Exchange Commission on August 3, 2005 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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